Exhibit 99.1

March 29, 2007

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

Fourth Quarter and Full Year Results

■	Company Expanding Product Offerings by Widening Can-Stock Capability
■	2006 Reflects Improvements Despite Impact of Metal Price Caps
■	Consolidated Sales Top $1 Billion Amidst Industry Challenges

BALTIMORE, Md.—Wise Metals Group has completed the next step in a program to further diversify industry product offerings by adding increased width to its aluminum can-stock capabilities, company officials announced.

The results of this phase will extend the width of Wise Alloys can stock from 60 inches to 72 inches by the end of 2008. Company officials said widening the rolling surface of the cold rolling equipment will produce a 72-inch aluminum sheet that will allow Wise Alloys’ can-sheet product to become also available to beverage-can producers that use “14 and 15 out” extended-width cupping presses in their manufacturing process.

“We are very excited to enter this next significant stage of our project to further diversify our product offerings and begin offering increased-width can sheet,” said Michael Stumpe, Wise Alloys vice president of manufacturing technology. “The engineering requirements of this project are now complete and the key equipment and services have already been sourced. The next step will be to move into the construction phases of this project.”

“Recent years have brought impressive improvements in the diversification and quality of our product offerings,” said Wise Metals Group Chairman and Chief Executive Officer David F. D’Addario. “This phase of the project will give the company certain capabilities that will allow both Wise Metals Group and our customers to achieve higher levels of productivity and cost efficiency.”

2006 Financial Results

Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the fourth quarter of 2006 totaled 176.2 million pounds compared to 195.5 million for the same period in 2005.

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For 2006, shipments totaled 757.3 million pounds compared to 764.7 million pounds for 2005. Total shipments reflect an overall decrease in can sheet shipments at Wise Alloys offset by increased shipments of commercial products and increased scrap shipments at Wise Recycling.

Shipments of scrap at Wise Recycling increased approximately 24 percent in the fourth quarter of 2006 versus the fourth quarter of 2005 and increased approximately 15 percent for the full year. Commercial products shipments at Wise Alloys increased approximately 120 percent for the fourth quarter of 2006 compared to the same period in 2005, and increased approximately 67 percent for the year.

Net loss for the fourth quarter of 2006 was $13.3 million, which includes a $3.4 million unfavorable impact for SFAS 133 (Accounting for Derivative Instruments and Hedging Activities) and a $12.0 million impact of metal price caps offset by a decrease in the LIFO reserve of approximately $5.1 million. This compares to a net loss of $10.4 million in the fourth quarter of 2005, which includes a $2.3 million expense for LIFO and a $4.7 million impact of metal price caps offset by a $10.2 million favorable impact for SFAS 133.

For the year, Wise Metals Group reported a net loss of $80.2 million including a $19.9 million expense for LIFO, a $24.1 million unfavorable impact under SFAS 133 and a $46.3 million impact of metal price caps. These results compared to a net loss of $21.6 million in 2005 including a $2.3 million expense for LIFO and an $8.7 million impact of metal price caps offset by an $11.7 million favorable mark-to-market gain under SFAS 133.

After adjusting for LIFO, SFAS 133 and metal ceiling caps, net loss for the fourth quarter of 2006 was $3.0 million, compared to a loss of $13.5 million in the fourth quarter of 2005, adjusting for similar items. The difference of approximately $10.5 million, after adjusting for decreased volumes, includes the results of various cost reduction initiatives and improved operating performance. Reduced prices for natural gas contributed approximately $4.8 million.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA), adjusted for the effects of LIFO and SFAS 133 (Adjusted EBITDA) for the fourth quarter of 2006, was ($3.3) million compared to ($8.5) million for the fourth quarter of 2005.

The fourth quarter Adjusted EBITDA of ($3.3) million included an approximate $12.0 million impact from the effects of metal ceilings as compared to the fourth quarter 2005 Adjusted EBITDA of ($8.5) million which included an approximate $4.7 million impact for metal ceilings.

For the full year 2006 Adjusted EBITDA was $9.1 million which includes an approximate $46.3 million impact for metal ceilings compared to full year 2005 Adjusted EBITDA of $7.5 million which included an approximate $8.7 million impact from metal ceilings.

Adjusted EBITDA, absent the effects of metal price caps, in 2006 was approximately $55.4 million as compared to $16.2 million in 2005, similarly adjusted. Contributing to the increase were the results of Hurricanes Katrina and Rita in 2005 as well as the effects of an unexpected curtailment of shipments by a major customer in 2005. Further contributing to the overall increase were various cost savings initiatives and process improvements implemented at Wise and an approximate $10.5 million increase in Adjusted EBITDA at Wise Recycling due to continued growth in scrap margins and volumes of non-ferrous metals processed through the Wise Recycling national network of scrap yards.

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The significant increase in metal ceiling impacts of $37.6 million from $8.7 million in 2005 to $46.3 million in 2006 was primarily due to a significant increase in aluminum prices which averaged $.92 per pound in 2005 and averaged $1.22 per pound in 2006.

While current aluminum prices in 2007 are approximately $1.30 per pound, even should metal prices continue to rise, Wise does not anticipate there to be any dollar impact from ceilings on its beverage can sheet sales; however, Wise is seeking declaratory binding judgment in Colbert county, Alabama on a major food container can sheet contract representing less than 10% of Wise Alloys product sales.

“This declaratory judgment, if successful, would result in the enforcement of a certain provision within this food container contract that effectively removes any ceiling. The Company is seeking to have this ceiling impact reimbursed and removed retroactively effective November 11, 2006, the date the relevant contract provision became effective,” mentioned Wise Metals Group Executive Vice President, Mr. Danny Mendelson.

Subsequent to year-end, Wise Metals Group completed an amendment to its revolving credit facility. The amendment was to reset certain covenant levels based on the company’s most recent financial projections and results.

“This was an important step for Wise as we prepare for many of the initiatives and programs that we have planned for 2007,” said Wise Metals Group Chief Financial Officer, Mr. Ken Stastny.

“While it’s nice to report that for the first time, Wise’s sales exceeded one billion dollars for the year; obviously, from the results reported, we did not realize the profitability from that volume of sales. This is a direct result of what we have referred to as the state of an aluminum rolling sheet industry that is undergoing significant change,” commented Wise Metals Group Chairman and Chief Executive Officer, Mr. David D’Addario.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Consolidated Statements of Operations

	Three months ended December 31,		Twelve months ended December 31,
Amounts in thousands	2006	2005	2006	2005
Sales	$241,452	$227,466	$1,013,033	$883,844
Cost of sales	239,191	239,307	1,024,864	881,290

Gross margin (deficit)	2,261	(11,841)	(11,831)	2,554

Operating expenses:
Selling, general, and administrative	3,680	2,301	11,557	10,728

Operating loss	(1,419)	(14,142)	(23,388)	(8,174)

Other income (expense):
Interest expense and fees, net	(8,480)	(6,456)	(32,679)	(25,110)
Unrealized (loss) gain on derivative instruments	(3,407)	10,188	(24,126)	11,666

Net loss	$(13,306)	$(10,410)	$(80,193)	$(21,618)

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Wise Metals Group LLC

Consolidated Balance Sheets

	December 31, 2006	December 31, 2005
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,280	$6,456
Restricted cash	7,889	250
Accounts receivable, less allowance	104,096	73,326
Inventories	120,565	142,151
Other current assets	9,830	24,562

Total current assets	244,660	246,745

Non-current assets:
Property and equipment, net	84,589	86,557
Other assets	8,724	8,492
Goodwill	283	283

Total non-current assets	93,596	95,332

Total assets	$338,256	$342,077

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$71,131	$54,493
Current portion of long-term debt	1,759	1,477
Borrowings under revolving credit facility	177,187	137,730
Accrued expenses, payroll and other	24,838	18,247

Total current liabilities	274,915	211,947

Non-current liabilities:
Term loans, less current portion	15,854	826
Senior secured notes	150,000	150,000
Other liabilities	12,969	14,593

Total non-current liabilities	178,823	165,419

Members’ deficit	(115,482)	(35,289)

Total liabilities and members’ deficit	$338,256	$342,077

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2006	2005
Cash flows from operating activities
Net loss	$(80,193)	$(21,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,580	13,355
Amortization of deferred financing fees	1,698	1,208
LIFO Provision	19,914	2,318
Unrealized losses (gains) on derivatives	24,126	(11,666)
Changes in operating assets and liabilities:
Restricted cash	(7,639)	—
Accounts receivable	(30,770)	(26,990)
Inventories	1,672	31,340
Other current assets	(1,554)	(1,889)
Accounts payable	16,638	(3,362)
Accrued expenses, payroll and other	(4,803)	(3,362)

Net cash used in operating activities	(48,331)	(21,559)

Cash flows from investing activities
Purchase of equipment	(10,612)	(14,537)

Net cash used in investing activities	(10,612)	(14,537)

Cash flows from financing activities
Net issuance of short-term borrowings	39,739	36,003
Payments on long-term obligations	15,028	(214)
Purchase of members’ equity	—	(906)

Net cash provided by financing activities	54,767	34,883

Net decrease in cash and cash equivalents	(4,176)	(1,213)
Cash and cash equivalents at beginning of period	6,456	7,699

Cash and cash equivalents at end of period	$2,280	$6,456

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Net loss	$(13,306)	$(10,410)	$(80,193)	$(21,618)
Interest expense and fees	8,480	6,456	32,679	25,110
Depreciation and amortization	3,205	3,343	12,580	13,355
LIFO Provision	(5,086)	2,318	19,914	2,318
Unrealized loss (gain) on derivative instruments	3,407	(10,188)	24,126	(11,666)

Adjusted EBITDA	$(3,300)	$(8,481)	$9,106	$7,499
Impact of metal price ceilings	12,008	4,750	46,318	8,710

Adjusted EBITDA, excluding metal price caps	8,708	(3,731)	55,424	16,209

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.